Exhibit 21.01

List of Subsidiaries

State or Other Jurisdiction of Incorporation or Organization
Exact Name of Registrant as Specified in its Charter
Larkfield Equipment Corp.	New York
Sbarro America, Inc.	New York
Sbarro America Properties, Inc.	New York
Sbarro’s of Texas, Inc.	Texas
Corest Management, Inc.	New York
Sbarro of Virginia, Inc.	Virginia
Demefac Leasing Corp.	New York
Melville Advertising Agency, Inc.	New York
Sbarro New Hyde Park, Inc.	New York
Sbarro Express LLC	New York
Umberto Huntington, LLC	New York
Sbarro Blue Bell Express, LLC	Pennsylvania
Umberto Deer Park, LLC	New York
Umberto Hauppauge, LLC	New York
Umberto Hicksville, LLC	New York
Umberto Syosset, LLC	New York
Mama Sbarro’s of East Meadow, LLC	New York
Carmela’s, LLC	New York
Carmela’s of Kirkman, LLC	New York
Carmela’s of Ocoee, LLC	New York
Umberto at Orland, LLC	New York
Umberto at the Source, LLC	New York
Umberto White Plains, LLC	New York
Sbarro Commack, Inc.	New York
Sbarro of Las Vegas, Inc.	New York
Sbarro Properties, Inc.	New York
Sbarro Pennsylvania, Inc.	Pennsylvania
Sbarro of Longwood, LLC	New York
Sbarro Venture, Inc.	New York
Puerto Rico SB, LLC	Puerto Rico
Sbarro Dominion, Ltd.	Canada
Sbarro International Services Limited	England
270 Madison, LLC*	New York
CIBE Properties, LLC*	New York
CIBE Venture, LLC*	New York
CIBE Holdings, LLC*	New York

*	These entities are not wholly-owned subsidiaries. The Company’s ownership interest is 70% of each entity.